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                                                                     EXHIBIT 2.1

                   SHARE AND DEBT PURCHASE AND SALE AGREEMENT

This Share and Debt Purchase and Sale Agreement (together with the Exhibits and Schedules hereto, this "Agreement") is made on December 15, 1998, in Paris, France.

BETWEEN

1. Groupe Valfond, a societe anonyme organized and existing under the laws of France, whose registered office is located at 100/102 rue de Villiers, 92309 Levallois Perret, France, registered with the Commercial Registry of Nanterre under the number B 542 104 849 (hereinafter "Valfond" or the "Seller"), represented by Mr. Herve Guillaume, its President, duly authorized;

AND

2. Oxford Automotive France SAS, a French societe par actions simplifiee, in the process of being formed under the laws of France, having its registered office at 2, place Boieldieu, 75002 Paris France (hereinafter "OAF" or the "Purchaser"), represented by Mr. Hubert Mauroy, its President, duly authorized;

(The Seller and the Purchaser are referred to hereinafter individually as a "Party" and collectively as the "Parties".)

                                   WITNESSETH

WHEREAS:

A. 251,133 shares (the "Shares") representing 100% of the share capital of Cofimeta, a societe anonyme organized and existing under the laws of France with a nominal share capital of FF 25,113,300 divided into 251,133 shares of a nominal value of FF 100 each having its registered office located at 68 rue de Villiers, 92309 Levallois Perret, France, registered with the Commercial Registry of Nanterre under the number B 334 924 677 (hereinafter "Cofimeta"), are owned as follows at the date hereof:

      (i) 199,552 shares, representing 79.46% of the share capital, are owned by Valfond; and

      (ii) 32,811 shares, representing 13.06% of the share capital, are owned by Arbel Industrie, a societe anonyme organized and existing under the laws of France, whose registered office is located at 68 rue de Villiers, 92300 Levallois-Perret, France (hereinafter "Arbel"); and

      (iii) 18,770 shares, representing 7.8% of the share capital, are owned by PSB Participations, a societe anonyme organized and existing under the laws of France, whose registered office is located at 68 rue de Villiers, 92300 Levallois-Perret, France (hereinafter "PSB").

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      At the Closing Valfond will transfer or cause to be transferred to the
      Purchaser 251,133 shares in Cofimeta representing 100% of the Shares.

B. Cofimeta owns directly or indirectly 100% of the shares of the capital stock of each of the following companies, as set forth below and as more fully described in EXHIBIT I hereto (with the exception of the 5 shares also identified on EXHIBIT I (the "Delayed Shares")):

      (i) 150,000 shares in Aubry S.A., a French societe anonyme with a nominal share capital of FF 15,000,000 divided into 150,000 shares of FF 100 each, having its registered office at Avenue Jean Jaures, 18400 Saint Florentin sur Cher, and registered with the Registry of Commerce and Companies of Bourges under the number B 572 175 701 (hereinafter "Aubry"); and

      (ii) 17,999 shares in Ecrim S.A., a French societe anonyme with a nominal share capital of FF 3,600,000 divided into 18,000 shares of FF 200 each, having its registered office at Chemin de Chambrais, La Vespiere, 14290 Orbec, and registered with the Registry of Commerce and Companies of Lisieux under the number B 300 759 412 (hereinafter "Ecrim"); and

      (iii) 438,951 shares in Somenor S.A., a French societe anonyme with a nominal share capital of FF 43,895,200 divided into 438,952 shares of FF 100 each, having its registered office at 194 Bld Faidherbe, 59500 Douai, and registered with the Registry of Commerce and Companies of Douai under the number B 337 853 337 (hereinafter "Somenor"); and

      (iv) 10,252 shares in Socori Technologies S.A., a French societe anonyme with a nominal share capital of FF 1,025,500 divided into 10,255 shares of FF 100 each, having its registered office at 515, avenue Roland Garros, 78530 Buc, and registered with the Registry of Commerce and Companies of Versailles under the number B 340 086 339 (hereinafter "Socori Technologies").

             (Cofimeta and the above mentioned companies are referred to hereinafter individually as a "Company" and collectively as the "Companies".)

C. By judgment dated January 29, 1997, the Commercial Court of Douai opened a bankruptcy restructuring procedure ("redressement judiciaire") against the Companies.

      On April 25 and 28, 1997 Valfond filed with the Commercial Court of Douai a restructuring plan to continue the activity ("plan de redressement par voie de continuation") of the Companies (hereafter referred to as the "Plans") that were accepted by the Commercial Court of Douai by judgments rendered on June 26, 1997.

      The Plans and the judgments are attached in EXHIBIT II to the Agreement.

D. Cofimeta has a FF 50,000,000 debt (the "Cofimeta Debt") to Valfond corresponding to a shareholder's loan granted by Valfond pursuant to the Plans.



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E.   As of September 30, 1998, Arbel has an aggregate FF 43,210,300 debt plus any incremental debts owing by Arbel to any of the Companies (the "Arbel Debt") to Cofimeta, corresponding to the following obligations:

      -  FF 35,000,000 corresponding to a loan granted by Cofimeta to Arbel; and

      -  FF 8,210,300 corresponding to an intercompany operation with Arbel.

F. Within the scope of the Plans, Valfond purchased from third parties for a price equal to FF 58,553,456 trade debts of Cofimeta the nominal value of which is equal to FF 128,470,271 as further described in Section 4.12 hereto.

G. Since December 29, 1997 the Seller holds 199,548 shares in Cofimeta representing approximately 79.46 % of its share capital.

      Prior to such date, the Seller held no shares in Cofimeta nor any other securities whatsoever in any of the Companies, nor did it take any part in the management of the Companies. The share capital of Cofimeta, which amounted to FF 5,909,000 divided into 59,090 shares of FF 100 each, was then divided as follows:

                            Arbel                      32,812 shares

                            PSB                        18,770 shares

                            Sollac                      7,501 shares

                            Individuals                     7 shares

                                                       --------------

                            TOTAL                      59,090 SHARES

H. The Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller the Shares and purchase or caused to be purchased the Trade Debts (as defined in Section 5.23) in accordance with the terms and conditions set forth herein.


NOW, THEREFORE, the Parties hereto agree as follows:


                                    ARTICLE 0

                                   DEFINITIONS

In addition to such terms as are defined elsewhere in this Agreement (including in the Exhibits and Schedules hereto), in this Agreement :

_       "1997 Financial Statements": has the meaning assigned to such term in
        Section 4.5 hereof;

_ "1998 Debts": has the meaning assigned to such term in Section 5.23 hereof;

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_       "Affiliate": when used with reference to a specified Person, means any
        Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person. For such purposes, the term "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

_ "Arbel Debt" has the meaning assigned to such term in the recitals hereof;

_ "Business Day": means any day except Saturday, Sunday and any day which is in Paris or New York a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close;

_ "Cofimeta Debt" has the meaning assigned to such term in the recitals hereof;

_ "Company" and "Companies" have the meaning assigned to such terms in the recitals hereof;

_ "Consent": means any consent, waiver, authorization or approval of or notice to any governmental or regulatory authority, or of any other person, firm or corporation, including the prior consultation with or the provision of information to any work council or employee related bodies, or any declaration to or filing or registration with any such governmental or regulatory authority;

_       "Financial Statements": has the meaning assigned to such term in Section
        5.5 hereof;

_ "Judgment": means any judgments, orders, rulings or awards of any court, arbitrator or other judicial authority or any governmental, administrative or regulatory authority;

_ "June 30, 1998 Financial Statements": has the meaning assigned to such term in Section 5.5 hereof;

_ "Laws": means any applicable laws, rules or regulations of any governmental, administrative or regulatory authority ;

_ "Liens": means any and all liens, mortgages, charges, security interests, preemptive rights, burdens, encumbrances or other limitations of any nature whatsoever;

_ "Material Adverse Effect" : means any loss, liability, claim, demand, penalty, cost, expense or tax against or in respect of the assets, properties, business, operations, prospects or financial condition of one or more of the Companies which individually or in the aggregate is in excess of FF 1,000,000;

_ "Person" means a natural person, company, partnership, trust or unincorporated organization, or a government or any agency or political subdivision thereof;

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

_ "PIBOR": means the average Paris Interbank Offered Rate published by the French

        Association of Banks and displayed on the Telerate system at 11 a.m. on the Business Day next preceding the Closing Date and each anniversary date thereof with respect to 1-month French Franc deposits;

_ "Purchased But Not Funded Debts": has the meaning assigned to such term in Section 5.23 hereof;

_       "Remaining Debts ": has the meaning assigned to such term in Section
        5.23 hereof;

_ "Restricted Business": means metal stamping, welding and assembling of stamped automotive parts relative to body and chassis for original equipment manufacturers or suppliers to original equipment manufacturers;

_       "Shares" has the meaning assigned to such term in the recitals hereof;

_       "Taxes": has the meaning assigned to such term in Section 5.7 hereof;

_ "Trade Debts" has the meaning assigned to such term in Section 5.23 hereof.



                                    ARTICLE I

                                SALE AND PURCHASE

1.1 PURCHASE AND SALE OF THE SHARES, THE TRADE DEBTS, THE 1998 DEBTS, THE PURCHASED BUT NOT FUNDED DEBTS AND THE REMAINING DEBTS ACQUIRED BY THE SELLER IN ACCORDANCE WITH SECTION 4.12.

        Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (used in this Agreement as defined in Section 1.3(a) below), the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller the Shares and shall purchase or caused to be purchased from the Seller the Trade Debts, the 1998 Debts, the Purchased But Not Funded Debts and the Remaining Debts acquired pursuant to Section 4.12.

        The Parties undertake hereby to cooperate in good faith with a view to performing the transactions contemplated in this Agreement in accordance with their respective rights and obligations as defined herein and applicable Laws.

1.2 PURCHASE PRICE.

        1.2.1. Purchase Price for the Shares

                (a) The aggregate consideration for the Shares shall be equal to one hundred and seventy million French Francs (FF 170,000,000) (the "Shares Purchase Price").

                        The unpaid principal of the Shares Purchase Price shall bear interest at an annual rate equal to three percent (3%) payable in arrears by the Purchaser to the Seller at the anniversaries of the Closing Date.

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                (b)     The Shares Purchase Price shall be paid by the Purchaser
                        to the Seller in four installments as follows, in accordance with and subject to the terms and conditions of this Agreement:

                        (i) eighty million French Francs (FF 80,000,000) at Closing (the "Shares Closing Payment");

                        (ii) twenty-seven million French Francs (FF 27,000,000) increased by an amount of two million seven hundred thousand French Francs (FF 2,700,000) for the accrued interest on the first anniversary of the Closing Date (used in this Agreement as defined in Section 1.3(a) below) (the "First Deferred Payment");

                        (iii) twenty-seven million French Francs (FF 27,000,000) increased by an amount of one million eight hundred ninety thousand French Francs (FF 1,890,000) for the accrued interest on the second anniversary of the Closing Date (the "Second Deferred Payment"); and

                        (iv) thirty-six million French Francs (FF 36,000,000) increased by an amount of one million eighty thousand French Francs (FF 1,080,000) for the accrued interest on the third anniversary of the Closing Date (the "Third Deferred Payment").

                (c) In guarantee of the payment of the First Deferred Payment, the Second Deferred Payment and the Third Deferred Payment, the Purchaser shall deliver, at the Closing, a guarantee from Oxford Automotive Inc., the text of which will be the same as the text attached in
                        EXHIBIT III to this Agreement and a legal opinion from the lawfirm Dykema Gossett which shall be substantially the same as the model also attached as EXHIBIT III hereto.

                (d) The Purchaser shall also deliver, at the Closing, three promissory notes, the texts of which will be the same as the texts attached in EXHIBIT IV to this Agreement.

        1.2.2.  Purchase Price for the Trade Debts

                The aggregate consideration for the Trade Debts (the "Trade Debts Purchase Price") shall be equal to fifty eight million five hundred fifty-three thousand four hundred fifty-six French Francs (FF 58,553,456).

                The unpaid principal of the Trade Debts Purchase Price shall bear interest at an annual rate equal to two percent (2%) payable in arrears by the Purchaser to Valfond at the anniversaries of the Closing Date. The Purchaser shall deliver to the Seller at Closing 3 promissory notes in the form of
                EXHIBIT V for the unpaid principal of the Trade Debts.

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                             The Trade Debts Purchase Price and interest accrued
                             thereon which shall be paid by the Purchaser to the Seller in four installments as follows, in accordance with and subject to the terms and conditions of this Agreement:

                                (a)     eighteen million five hundred fifty
                                        three thousand four hundred fifty-six
                                        French Francs (FF 18,553,456) at Closing
                                        (the "Trade Debts Closing Payment");

                                (b)     thirteen million French Francs (FF
                                        13,000,000) increased by an amount of
                                        eight hundred thousand French Francs (FF
                                        800,000) for the accrued interest on the first anniversary of the Closing Date;

                                (c)     thirteen million French Francs (FF
                                        13,000,000) increased by an amount of
                                        five hundred forty thousand French
                                        Francs (FF 540,000) for the accrued
                                        interest on the second anniversary of
                                        the Closing Date;

                                (d)     fourteen million French Francs (FF
                                        14,000,000) increased by an amount of
                                        two hundred eighty thousand French
                                        Francs (FF 280,000) for the accrued
                                        interest on the third anniversary of the Closing Date.

                             The Purchaser irrevocably undertakes hereby to notify to the Companies the sale of the Trade Debts in accordance with the terms of Article 1690 of the Civil Code to the extent required by French law.

                      1.2.3. Purchase Price for the 1998 Debts, the

                             Purchased But Not Funded Debts and the Remaining Debts the Seller acquired pursuant to Section 4.12 hereof

                             The aggregate consideration for the 1998 Debts (the "1998 Debts Purchase Price") shall be equal to thirty-nine million forty eight thousand French Francs (FF 39,048,000).

                             The aggregate consideration for the Purchased But Not Funded Debts (the "Purchased But Not Funded Debts Purchase Price") and the aggregate consideration for the Remaining Debts acquired by the Seller pursuant to Section 4.12 (the "Purchased Remaining Debts Purchase Price") shall be calculated in accordance with the formula set forth on EXHIBIT A hereto.

                             The 1998 Debts Purchase Price, the Purchased But Not Funded Debts Purchase Price and the Purchased Remaining Debts Purchase Price shall be paid by the Purchaser to the Seller at Closing.

1.3     CLOSING.

        (a) Provided that all of the respective conditions of the parties set forth in Articles II and III have been satisfied or waived, the consummation of the sale and purchase of the Shares, the Trade Debts, the 1998 Debts, the Purchased but Not Funded Debts and the Remaining Debts acquired by the Seller in accordance with Section 4.12 hereof (the "Closing") shall be held at the offices of Salans Hertzfeld & Heilbronn, 9 rue


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

                Boissy d'Anglas, 75008 Paris, France, or such other location as shall be mutually agreed by the parties, at 9 a.m. (Paris time) first Business Day which is at least fifteen (15) Business Days after the fulfillment of the condition precedent set forth in
                Article II (such date and time being referred to herein as the "Closing Date").

        (b) At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser (i) duly executed share transfer orders (ordres de mouvements) for all of the Shares ; (ii) a duly executed Trade Debts transfer agreement in the form attached in EXHIBIT VI hereto for all of the Trade Debts ; (iii) a duly executed 1998 Debts transfer agreement in the form attached in EXHIBIT VI hereto for all of the 1998 Debts; (iv) duly executed Purchased But Non Funded Debts transfer agreements in the form attached in EXHIBIT VI hereto for all of the Purchased But Not Funded Debts; (v) duly executed Remaining Debts (which have been acquired by the Seller in accordance with Section 4.12) transfer agreements in the form attached in
                EXHIBIT VI hereto for all of the Remaining Debts (which have been acquired by the Seller in accordance with Section 4.12) and
                (vi) the certificates and other documents required to be delivered pursuant to Section 3.1 and listed in EXHIBIT VII. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller the certificates and the documents required to delivered pursuant to Section 3.2 and listed in
                EXHIBIT VII.

        (c) On the Closing Date, the Purchaser shall pay to the Seller, by wire transfer of immediately available funds to the bank account of the Seller notified to the Purchaser in writing at least five
                (5) Business Days prior to the Closing Date, (i) an amount of FF 98,553,456 corresponding to the sum of the Shares Closing Payment and the Trade Debts Closing Payment, (ii) an amount equal to the net balance of the Cofimeta Debt after its set-off against the Arbel Debt (less the interest accrued on the Arbel Debt and unpaid by Arbel to Cofimeta on the Closing Date), which amount shall not be materially different than FF 6,789,700,
                (iii) an amount equal to the sum of (x) the purchase price paid by the Seller for the 1998 Debts transferred to the Purchaser and (y) the purchase price paid by the Seller for the Purchased But Not Funded Debts and the Remaining Debts acquired in accordance with Section 4.12 and transferred to the Purchaser. Moreover, the Purchaser shall deliver on the Closing Date (i) the promissory notes referred to in Section 1.2.1(c) hereof,
                (ii) the promissory notes in the amount of the unpaid principal of the Trade Debts (as defined in Section 4.12 of this Agreement) as provided in Section 1.2.2 hereof, and (iii) the guarantee referred to in Section 1.2.1(d) hereof.

1.4            RIGHTS IN RESPECT OF SHARES.

               As from the Closing, neither the Seller nor Arbel nor PSB nor any of their Affiliates (other than the Companies) shall have any rights in respect of the Shares (including without limitation any right to receive dividends from the Companies on or after Closing).


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

                                   ARTICLE II

           CONDITION TO CLOSING RELATING TO COURT OF DOUAI; PROCEDURE

           2.1 COURT OF DOUAI CONDITION.

               The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to Closing of the following condition in its entirety:

               The Commercial Court of Douai shall have, by a definitive judgment, (a) ordered Cofimeta Defeasance to bear the financial undertakings and obligations (i) to repay in accordance with the Plans the Remaining Debts which are not acquired by the Purchaser pursuant to Section 4.12 (the "Unpurchased Remaining Debts") (which undertakings and obligations shall be secured by a guarantee from the Purchaser in favor of the creditors of the Unpurchased Remaining Debts) and (ii) to pay the fees and expenses of the officials appointed by the court in connection with the Plans which remain due; (b) terminated the Plans completely in respect of the Companies and, in all respects other than as described in clause (a) above, in respect of Cofimeta Defeasance, it being understood that the maturity dates for the repayment of the debt pursuant to the Plans shall remain unchanged; (c) confirmed that the Plans have been fully complied with in all respects through the date of the judgment and that Valfond is released from all of its obligations under the Plans;
               (d) approved the transactions contemplated by this Agreement, in each case without exception or qualification; and (e) not imposed any obligations, restrictions or conditions on the Purchaser, the Seller or any of the Companies other than in accordance with the other clauses of this Section 2.1 and in particular and without limiting the foregoing, the Purchaser shall not be obliged to accept any request for funding above the level which the Purchaser would have independently and in its sole discretion decided to furnish to the Companies.

           2.2 PROCEDURE IN RESPECT OF THE COURT OF DOUAI.

               Valfond will, in consultation with the Purchaser, file all necessary petitions before the Commercial Court of Douai in order to obtain all necessary approvals for the implementation of the operations contemplated in this Agreement, including any requests for amendments or termination of the Plans which the Purchaser may propose and which will be acceptable to Valfond in its sole discretion. Valfond will cooperate in good faith with the Purchaser in connection with such procedure. The Seller agrees and shall cause its advisers, the Companies and their advisers,
               (i) not to meet with the Commercial Court of Douai or any members thereof or the commissaire a l'execution du plan or any other official related to such court, (a) without the prior written approval of the Purchaser or (b) without its presence, and (ii) not to submit any document or information or file any petition to the Commercial Court of Douai before they have been reviewed and approved by the Purchaser.

               The Purchaser will cooperate with Valfond with this procedure and will review and cooperate to the extent it deems reasonable with requests for any necessary documents, information or warranties from the Commercial Court of Douai in order for the Purchaser to be substituted for Valfond in the performance of the terms and conditions of the Plans as they may be amended in accordance with this Section 2.2.

        The fees related to the proceeding before the Commercial Court of Douai (except the legal fees and other expenses incurred in that connection by the Purchaser) shall be borne by Valfond.



                                   ARTICLE III

                           OTHER CONDITIONS TO CLOSING

3.1     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER.

        The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are also subject to the satisfaction at or prior to Closing of each of the following conditions, any one or more of which may be waived by the Purchaser in its sole discretion:

        (i) all representations and warranties and covenants made by the Seller in this Agreement shall be true and correct and shall have been performed in all material respects (in the case of representations and warranties) and in all respects (in the case of covenants) on and as of the date hereof and the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, which shall be accurate as of such date), and the Seller shall provide a certificate to the Purchaser at Closing in the form of EXHIBIT VIII confirming that fact;

        (ii) the Persons listed on EXHIBIT IX shall have tendered their resignations from their respective offices;

        (iii) the Seller shall have made available to the Purchaser for its review at least ten (10) full Business Days prior to the Closing Date and at Closing the share registers and other statutory books of the Companies, and shall have delivered to the Purchaser in reasonably satisfactory form evidence of compliance by the Seller, Arbel and PSB with all preemptive or similar rights contained in the statuts of the Companies or in any shareholders' agreement of the Companies;

        (iv) no Judgment or Law issued or enacted by any court or governmental or regulatory authority, which declares this Agreement invalid in any material respect or prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, shall have been instituted or by any Person (other than the Purchaser or any of its Affiliates) which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement (other than a frivolous or vexatious application);


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

        (v) during the period from July 1st, 1998, to the Closing Date, there shall not have been any change in the assets, properties, business, operations, prospects or financial condition of any of the Companies which individually or in the aggregate would constitute a Material Adverse Effect;

        (vi) Valfond shall have purchased at par value the Arbel Debt from Cofimeta and set off the amount of the Arbel Debt against the Cofimeta Debt pursuant to a debt transfer and set-off agreement in the form attached in EXHIBIT X hereto;

        (vii) at Closing Jean-Francois Constant and Patrick Sermesant shall have remained employed by the Companies;

        (viii) Valfond shall have delivered signed non-competition agreements in the form of EXHIBIT XI between the Purchaser and each of Groupe Valois and Arbel Industrie, all in respect of the Restricted Business;

        (ix) the Seller shall have provided to the Purchaser for its review at least thirty (30) full Business Days prior to the Closing Date (i) a certified copy of the duly adopted resolutions of the Board of Directors of Arbel and PSB approving the transfer of the Shares held at the date hereof by Arbel and PSB in Cofimeta and (ii) a certified copy of extracts of the promises to sell (promesses de vente)<-1- 95>for all of the Shares held by PSB and Arbel at the date hereof evidencing that the Seller has an irrevocable right to acquire good and marketable title to all of the Shares held by Arbel and PSB as from the date hereof; such certification shall be signed by the President of the Seller and shall contain a confirmation that there is nothing in the rest of such promises to sell or in any other agreement which would affect such right.

        (x) The offices rental agreements between Cofimeta and Etablissements Arbel dated October 30, 1997 and between Cofimeta and Waeles Gestion dated June 15, 1998 shall have been amended in accordance with EXHIBIT XII hereof, providing for a term expiring on December 31, 1999 (with a right of earlier termination upon 120 days' notice) and for rent equal to the same rent per square meter as paid by Cofimeta to Etablissements Arbel and Waeles Gestion per square meter in accordance with the lease agreements in its current form ;

        (xi) (a) (i) The consolidated financial statements (including the balance sheet, the profit and loss statement and annexes thereto of the Companies as of and for the period ended on September 30, 1998, (the "September 30, 1998 Financial Statements") shall have been audited by PricewaterhouseCoopers at the latest within one month after the latter of (x) the date of this Agreement and (y) the date on which the Seller provides to the Purchaser consolidated financial statements of the Companies with appropriate footnotes as at September 30, 1998, and (ii) such September 30, 1998 Financial Statements as audited by PricewaterhouseCoopers shall not show any material discrepancy with the consolidated June 30, 1998 Financial Statements;

                (b) Should PricewaterhouseCoopers not have audited the September 30, 1998 Financial Statements by the deadline set forth in
                Section 3.1(xi)(a)(i) hereof, the September 30, 1998 Financial Statements shall be deemed not to show any material discrepancy with the consolidated June 30, 1998 Financial Statements. The effectiveness of this subsection (b) is specifically conditioned on the following obligations of the Seller: (i) to cooperate, and to cause the Companies to cooperate, fully and in good faith with the Purchaser and PricewaterhouseCoopers in order to enable PricewaterhouseCoopers to furnish its audit of the September 30, 1998 Financial Statements by such deadline; (ii) to afford, and to cause the Companies to afford, to the Purchaser and to PricewaterhouseCoopers access to the Companies' properties, books, contracts, commitments, records and information to the same extent as they would in connection with a full audit of the annual financial statements of the Companies under French generally accepted accounting principles; (iii) to cause the Companies to assign adequate personnel to support and facilitate the audit process; (iv) to provide on a timely basis such information to PricewaterhouseCoopers as the latter may reasonably request and which would be required for a full audit of the annual financial statements of the Companies under French generally accepted accounting principles; and (v) to cause the management of the Companies to deliver any and all certification or representation letters PricewaterhouseCoopers may require in connection with such audit in the form of EXHIBIT XIII hereof; provided that the Purchaser shall exercise the same discretion in connection with the foregoing as it is required to exercise pursuant to Section 4.2.

                (c) For the purpose of Section 3.1(xi)(a), material discrepancy shall mean a negative difference between the consolidated net worth of the Companies as at September 30, 1998 and the consolidated net worth of the Companies as at June 30, 1998 greater than an amount of FF 1,000,000. To achieve an appropriate comparison earnings or losses from operations in the ordinary course of business between June 30, 1998 and September 30, 1998 shall be excluded in the preparation of the September 30, 1998 Financial Statements for purposes of this Section.

        (xii) The Seller shall have obtained a letter in the form of EXHIBIT XIV signed by Arbel waiving any and all rights of Arbel towards the Companies in respect of management fees;

        (xiii) (a) Dames & Moore (or such other environmental consulting firm as the Parties may agree upon in writing) shall have conducted a Phase II environmental survey on all the sites of Somenor (or at the Purchaser's option a lesser environmental survey) (together with an "Evaluation Simplifiee des Risques" as referred to in the Arretes dated September 4, 1998 of the Prefet du Nord) and shall have delivered their final report thereon; and

                (b) Dames & Moore's report shall not contain findings which would result in a Material Adverse Effect.

        (xiv) The Renegotiated Debt (as defined in Section 4.12 hereof) shall not exceed FF 152,000,000;

3.2     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER.

        The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:

        (i) the Purchaser shall have performed and complied with, all agreements required by this Agreement to be performed or complied with by it prior to or at Closing;

        (ii) the Purchaser shall have tendered to the Seller the Shares Closing Payment and the Trade Debts Closing Payment;

        (iii) no Judgment or Law issued or enacted by any court or other governmental or regulatory authority, which declares this Agreement invalid in any material respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and

        (iv) the Purchaser shall have tendered to the Seller the guarantee referred to in Section 1.2.1(c) and the promissory notes referred to in Sections 1.2.1(d) and 1.2.2 hereof.



                                   ARTICLE IV

                             COVENANTS OF THE SELLER

4.1     ORDINARY COURSE OF BUSINESS

        (a) During the period from the date of this Agreement through Closing (or the earlier termination of this Agreement pursuant to Section 8.3 hereof), the Seller will ensure that the Companies will conduct their business solely "en bon pere de famille" and in the ordinary course consistent with past practices and, without limiting the foregoing, without the prior written consent of the Purchaser, the Seller will not, except as required or permitted pursuant to the terms of this Agreement, permit any of the Companies (taken individually or collectively) to:

                (i) make any change in the conduct of their business or operations or enter into any transaction other than in the ordinary course of business consistent with past practices and this Agreement or be involved in any transaction in any kind which results or will result in a Material Adverse Effect on the Companies;

                (ii) make any change in their statuts or issue any additional shares of capital stock or other interest in their capital, grant any option, warrant or right to acquire any capital stock or interest in their capital, or issue any security convertible into or exchangeable for their capital stocks or interests in their capital or make any change in their outstanding shares of capital stock or other interests in their capital;

                (iii) incur, assume or guarantee any indebtedness for borrowed money, except pursuant to transactions in the ordinary course of business consistent with past practices and on commercially reasonable terms and in an aggregate amount not in excess of FF 500,000;

                (iv) redeem or purchase any shares of their capital stock or declare, set aside, make or pay (in cash or otherwise) any dividend or other distribution in respect of their capital stock or any form of profit participation or any special payment;

                (v) make any change in their methods of accounting or make any material change in any sales procedures or policies or in its practices for the collection of accounts receivables;

                (vi) acquire or form any corporation, partnership, association or other business organization;

                (vii) make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except transactions pursuant to existing contracts expressly referenced in the Exhibits or Schedules hereto and dispositions of inventory for fair or reasonable value in the ordinary course of business consistent with past practices, or enter into any agreement (whether verbal or written) with any customer providing for any new rebate or discount or modifying any existing rebate or discount listed in Schedule 5.17;

                (viii) acquire any items of real property; acquire any items of equipment or machinery having an individual value in excess of the amount provided for such item in the original approved budget for 1998 (the "Budget"), a copy of which is attached in EXHIBIT XV hereto, or dispose of any item of equipment or machinery for a price less than its book value, or make any capital expenditure in the aggregate in excess of 10% of the original value provided for in the Budget;

                (ix) make any loan, advance or capital contribution to or investment in any Person, except loans or advances with respect to salaries, goods or services pursuant to transactions in the ordinary course of business consistent with past practices and on commercially reasonable terms;

                (x) notwithstanding clause (ix) make any change in their long-term debt;

                (xi) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or incur any obligations in respect of, any of the Companies, the Seller, Arbel, PSB or their Affiliates or their shareholders, managers, employees or consultants or family members thereof, except transactions pursuant to existing contracts expressly referenced in the Exhibits and Schedules hereto and for amounts and under conditions consistent with past practices, or enter into any new agreement or arrangement with any of the aforementioned Companies, Affiliates or Persons;

                (xii) appoint or hire any additional managers, employees or consultants other than temporary employees hired pursuant to contracts of fixed duration (contrats a duree determinee) of not more than six (6) months or in conditions consistent with past practices, or increase remuneration or benefits of managers, employees or consultants;

                (xiii) take any action that would have the direct consequence of causing any of the representations and warranties made by the Seller in this Agreement not to remain true and correct;

                (xiv) incur or grant liens on any property or enter into any Contract (as this term is defined in Section 5.10 below) ; or

                (xv) enter into any new purchase orders individually in excess of FF 1,000,000 or in the aggregate in excess of FF 5,000,000;

                (xvi) discount any of their current debts or make any prepayments thereof, other than (i) factoring of accounts receivable consistent with past practice or
                        (ii) discounting debt in accordance with Section 4.12 (it being understood that the Companies are authorized, as an exception to this clause, to prepay to the Seller the interest accrued through the Closing on the 1998 Debts and the Purchased But Not Funded Debts purchased in accordance with Section 4.12 at the rate specified in the Plan); and

                (xvii)  commit itself to do any of the foregoing.

        (b) During the period from the date of this Agreement through Closing (or the earlier termination of this Agreement pursuant to Section 8.3 hereof), the Seller will cause the Companies to keep the Purchaser regularly informed in writing of (i) any discounting or write-offs of any notes or accounts receivable or portions thereof where the amounts of such discounting or write-offs involved are individually or in the aggregate in excess of FF 1,000,000, (ii) any issue or problem faced by the Companies in connection with the collection of any receivables and (iii) any proposals to customers for new purchase orders.

        (c) During the period as from the date of this Agreement through Closing (or the earlier termination of this Agreement pursuant to Section 8.3 hereof), the Seller shall make its best efforts to preserve the business and goodwill of the Companies and in particular shall not authorize or permit any of the Companies to transfer any employee of the Companies other than Mr. Fernandes and Mr. Jean-Michel Guichon to the Seller, to Arbel, to PSB or to any Affiliates or business units thereof without the Purchaser's prior written approval. Moreover, the Seller shall not authorize and/or permit any purchase orders or requests for proposals to be directly or indirectly transferred or directed by the Companies to the Seller, Arbel, PSB or to any Affiliates or business units thereof without the Purchaser's prior written approval.

        (d) The Purchaser covenants, when required by the Seller to consent to any action for which the Purchaser's agreement is required pursuant to Section 4.1 hereof, to promptly notify the Purchaser's answer to the Seller, which answer shall be in the sole discretion of the Purchaser. The Purchaser further agrees that if no answer has been notified by the Purchaser within ten
                (10) Business Days after receipt by the Purchaser of the Seller's request for such consent, such absence of answer shall be deemed to be a consent to the Seller's request.

4.2 ACCESS

    The Seller shall afford, and shall cause the Companies to afford, to the Purchaser and its representatives and legal, financial and environmental advisers access during normal business hours throughout the period from the date hereof through the Closing Date (or the earlier termination of this Agreement pursuant to Section 8.3 hereof) to the Companies' properties, books, contracts, commitments and records and, during such periods, shall furnish promptly to the Purchaser all other information and certificate concerning the Companies' business, properties and personnel as the Purchaser may reasonably request in order to conduct and complete its due diligence review of the business, assets, liabilities and accounting and financial condition of the Companies, provided that the Purchaser shall, to the extent consistent with the performance of a complete due diligence review of the Companies, exercise discretion in its inquiries of the Companies' personnel and third parties.

4.3 LIMITATIONS ON SOLICITATION

    Each Party agrees that for a period of two (2) years from the date hereof, neither itself nor any member of its group shall directly or indirectly solicit any management or technical person now employed by any companies of the other Party's group without the consent of the relevant Party.

4.4 EXCLUSIVITY

    From the date hereof through Closing (or termination of this Agreement pursuant of Section 8.3 hereof if earlier), neither the Seller nor Arbel nor PSB nor any of their Affiliates, nor the Companies, nor the Companies' officers or directors nor anyone acting on behalf of the Seller, of Arbel, of PSB or of their Affiliates or of such Persons shall, directly or indirectly, encourage, continue, solicit, engage in discussions or negotiations, or enter into any agreement, with any Person (other than the Purchaser or its representatives), or provide any information to any potential purchaser (other than the Purchaser or its representatives), concerning any purchase or sale of shares, merger, consolidation, liquidation, sale of substantially all of the assets or similar transaction involving the Companies or their assets, or encourage any third party to initiate unsolicited actions to accomplish any of the foregoing. The Seller shall notify the Purchaser immediately in writing of the details of any indications of interest from any Persons with respect to the foregoing of which the Seller or Arbel or PSB or their Affiliates or the Companies become aware.

        4.5 SHAREHOLDERS MEETING

        The Seller shall cause a special meeting of the shareholders of the Companies to be validly called for the Closing Date, the agenda of which shall include the matters listed on EXHIBIT XVI hereto.

        4.6 FURTHER ACTIONS

        Subject to the terms and conditions herein provided, the Seller and the Purchaser shall use their best efforts, to take, or cause to be taken, all such further actions and to do, or cause to be done, all such additional things necessary, proper or advisable consistent with all applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including obtaining by the Seller and the Purchaser as applicable, of any Consents to consummate the transactions contemplated by this Agreement. In particular, the Seller and the Purchaser shall keep each other regularly informed of their actions in connection with the satisfaction of the conditions set forth in Articles II and III.

        Moreover, consistent with applicable Laws, the Seller shall procure (se porte fort) from the Companies and from Arbel, PSB and their Affiliates full cooperation in order to give effect to this Agreement.

        4.7 UNDERTAKINGS NOT TO COMPETE

        In consideration of the purchase of the Shares and the Trade Debts and in order to guarantee the transfer to the Purchaser of the full value of the Shares, the Seller undertakes with the Purchaser that it will not:

        (a) for a period of five (5) years from the Closing Date within the territory of the French Republic hereto carry on or be engaged in any Restricted Business;

        (b) at any time after Closing disclose or use for any purpose any information concerning the Companies or their business affairs, except_:

                (i)     to the extent required by Law;

                (ii) to its professional advisers under circumstances of confidentiality, or

                (iii) to the extent that such information is at the date hereof or hereafter becomes public knowledge otherwise than through improper disclosure by any Person.

        4.8 DELAYED SHARES

        The Seller shall use its best efforts to obtain that the Delayed Shares are transferred to the Purchaser within ninety days of the Closing and without any cost to the Purchaser. The Seller covenants that upon transfer of the Delayed Shares to the Purchaser, the Delayed Shares shall be fully negotiable and free from any option rights, claims, privileges, liens, security interests, collateral, encumbrances, charges or restrictions of any kind whatsoever.

        4.9 MANAGEMENT INFORMATION SYSTEM

        The Seller shall not permit any of the Companies to acquire or implement or incur any costs in connection with of any new management information system (i) which would not be operationally independent of any and all management information system of the Seller, Arbel or PSB or their Affiliates as from the Closing and (ii) without the prior written approval of the Purchaser.

        4.10 COFIMETA DEFEASANCE

        Prior to December 31, 1998, the Seller shall cause Cofimeta (or one of its subsidiaries at the Purchaser's option) to form and register Cofimeta Defeasance under French law in a form and manner acceptable to the Purchaser ("Cofimeta Defeasance").

        4.11 VENDOR'S NUMBERS

        If and to the extent any customer vendor numbers used in respect of sales by the Companies to such customers are not in the name of one of the Companies, the Seller shall cause all such customer vendor numbers to be transferred to the relevant Companies prior to the Closing.

        4.12 RENEGOTIATION OF THE COMPANIES' DEBTS

        The Seller hereby covenants as follows:

                (i) As from the date hereof through the Closing Date, the Seller, with the support of Cofimeta and the Purchaser, will pursue the renegotiation of the Remaining Debts. The Seller hereby undertakes to use its best efforts to acquire from creditors of the Companies an amount of Remaining Debts to ensure that the sum of (i) the price paid by the Seller to acquire the 1998 Debts, (ii) the price to be paid by the Seller (or the Purchaser, if the rights to purchase the Purchased But Not Funded Debts have been assigned by the Seller to the Purchaser at Closing) to acquire the Purchased But Not Funded Debts, (iii) the purchase price of the Remaining Debts acquired by the Seller between the date hereof and the Closing Date in accordance with this Section and (iv) the balance of the Remaining Debts as of the Closing Date, (together the "Renegotiated Debt"), shall not in the aggregate exceed FF 152,000,000 (the "Target Amount"). At the date hereof, the Renegotiated Debt is equal to FF 149,530,138.

                (ii) In connection with the purchase of the Remaining Debts contemplated by Section 4.12(b)(i) to achieve the Target Amount, the Seller covenants not to acquire or enter into any agreement with any creditor in respect of the purchase of the Remaining Debts which would represent a discounted purchase price higher than 55% of the face value of each of the interest bearing Remaining Debts and 45% of the face value of each of the non interest bearing Remaining Debts.

                (iii) Should the Seller succeed in achieving the Target Amount, prior to the Closing Date, the Seller shall use its best efforts to acquire additional Remaining

                Debts at a purchase price which is not higher than 50% of the face value of each of the interest bearing Remaining Debts and 40% of the face value of each of the non interest bearing Remaining Debts. The Seller undertakes not to acquire or enter into any agreement with any creditor for the acquisition of any additional Remaining Debts other than as set forth in the immediately preceding sentence without the prior written approval of the Purchaser.

                The Purchaser agrees that if no answer has been notified by the Purchaser within ten (10) Business Days after receipt by the Purchaser of the Seller's request for such consent, such absence of answer shall be deemed to be a consent to the Seller's request.

                (iv) As from the date hereof through the Closing Date (or the earlier termination of this Agreement pursuant to Section 8.3 hereof), the Seller shall keep the Purchaser regularly informed of the status of the renegotiation of the Companies debts referred to herein. Such information shall include weekly written reports to the Purchaser on (i) the amounts purchased,
                (ii) the creditor concerned, (iii) the acquisition value, (iv) the amounts which are the subject of the negotiations underway and timely furnishing to the Purchaser of copies of (x) all draft agreements to be entered into in connection with this renegotiation before they are actually executed and (y) of all agreements once they have been executed and any other information the Purchaser may require in its sole discretion with respect to this renegotiation.

                (v) At Closing, the Seller shall transfer to the Purchaser the 1998 Debts, the Purchased But Not Funded Debts and the Remaining Debts it acquired in accordance with Section 4.12 hereof and assign to the Purchaser its rights to acquire the Purchased But Not Funded Debts and the Remaining Debts subject to a written agreement to acquire but which have not been effectively acquired by the Seller prior to Closing.



                                    ARTICLE V

               REPRESENTATIONS AND WARRANTIES GIVEN BY THE SELLER

In order to ensure the complete information of the Purchaser, the Seller has disclosed to it as well as to its advisers the documents and information (texts of questions and texts of responses together with photocopies of all documents) set forth in Exhibit XVII (hereafter referred to as the "Audit Information"), and which include, among others, legal, financial accounting and commercial matters; the Purchaser has, in addition, met the statutory auditors of the Companies and, with the consent of the Seller, has consulted their files and has also caused its advisors to perform an accounting and financial audit, a legal audit and an environmental audit on the different sites operated by the Companies.

The Purchaser is aware that the management of the Companies was not carried out by the Seller before June 26, 1997.

The Purchaser, being a professional and having full knowledge of the industrial sector of the Companies' activities, (i) has accepted that none of the documents contained in the Audit Information or the Schedules hereto shall give right to indemnification by the Seller except as provided in Article VII hereto and (ii) to limit its contractual rights to indemnification by the Seller to those set forth in Article VII.

However, independently of and notwithstanding the foregoing paragraphs of this
Article V, the Seller hereby makes the representations and warranties set forth below with respect to the Companies and acknowledges that the Purchaser has agreed to enter into this Agreement on the basis of such representations and warranties and is relying on them to the extent provided in Article VII. The Seller hereby confirms that such representations and warranties are true, complete and not misleading.

5.1     CORPORATE MATTERS ; AUTHORIZATION AND VALIDITY

        (a) Each Company has been duly organized in conformity with the laws of France. Except as set forth in Schedule 5.1(a), the Companies have obtained all permits, licenses, authorizations and approvals (governmental or otherwise) necessary to own and operate their assets and to carry out their business as is now being conducted. Since June 26, 1997, the Companies have accurately and diligently accomplished, on or prior to the applicable deadlines, all formalities that are required to validly continue their existence.

        (b) There has been no request for the annulment or the dissolution of any of Company, nor any bankruptcy restructuring procedure ("redressement judiciaire"), except for the procedure which resulted in the Plans, or judicial liquidation, nor any equivalent procedure; none of the Companies are insolvent ("etat de cessation de paiements"). There are no grounds upon which a third party could require the dissolution or winding up of the affairs of any Company.

        (c) A complete, up-to-date, certified copy of the statuts of the Companies, as well as an original excerpt ("Extrait K-bis") from the Registry of Commerce and Companies for the Companies are attached hereto in Schedule 5.1(c)(i). No resolution has been approved that results or will result in the amendment of the attached by-laws or the dissolution or winding up of the affairs of any Company. Since June 26, 1997, all of the corporate books and registries of the Companies have been properly maintained in all material respects in accordance with applicable law. The corporate books and registries of the Companies accurately reflect, in all material respects in accordance with applicable law, their activities since June 26, 1997. A copy of the last board of directors minutes of each Company, as well as the minutes of the last shareholders' meeting, are attached hereto as Schedule 5.1(c)(ii).

        (d) Other than the Companies, the Companies do not have any subsidiaries and do not directly or indirectly hold shares or other securities or interests in any company, entity or other Person, whether French or foreign. Neither of the Companies is part of any group or association with third parties nor of any organization to which it could be obligated to contribute additional capital or the liabilities of which it could be required to pay or guarantee. Except as set forth in Schedule 5.1(d) hereto, none of the Companies acts as a member of the board of directors of any other company. No contract exists whose stated purpose is to give to a third party (i) influence over the control or the management of the Companies or their respective business or (ii) a right to claim a part of the profits of the Companies.

        (e) The execution of this Agreement by the Seller and the performance by the Seller of the transactions contemplated herein have been duly authorized by all actions (including any corporate actions) on behalf of the Seller. This Agreement has been duly executed by the Seller and, assuming the due authorization and execution of this Agreement by the Purchaser, constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its terms. Except for the consent of the Commercial Court of Douai, no consent of any third party (whether governmental or otherwise) is required by the Seller to consummate the transactions contemplated by this Agreement. Neither the execution of this Agreement nor the performance of the transactions contemplated herein will violate or constitute a default under any material contract to which the Seller or Arbel or PSB or any of their Affiliates is a party or by which their assets or property are bound or any law or any order, judgment or rule of any governmental authority which is applicable to the Seller or Arbel or PSB or any of their Affiliates or any of their assets or property.

        (f) The Shares represent 100% of the shares in Cofimeta. All of the shares in the Companies other than the Shares are owned by Cofimeta (or, in the case of the Delayed Shares, the Persons identified in EXHIBIT I hereto) (such shares, together with the Shares, the "COMPANIES' SHARES").

5.2     CAPITAL STRUCTURE

        (a) The Companies' Shares are fully paid-in. The Companies have not issued shares or rights of any kind whatsoever, other than the Companies' Shares, which may give rise, directly or upon conversion, exchange, reimbursement or exercise, to an increase of its capital or an issuance of securities which entitle their owners to a share of the profits or to voting rights of the Companies.

        (b) The Seller has full legal right, power and authority to sell the Shares and have obtained all requisite permits and Consents for such sale. Except as set forth in Schedule 5.2(b) in respect of the Delayed Shares, the Companies' Shares are fully negotiable and free from any option rights, claims, privileges, liens, security interests, collateral, encumbrances, charges or restrictions of any kind whatsoever.

5.3     EFFECT OF THE SALE

               Except as set forth in Schedule 5.3 hereto, the sale of the Shares to the Purchaser and the other transactions contemplated hereby will not:

        (a) conflict with or violate the statuts of any Company or conflict with or violate any legal or regulatory disposition, or any judgment or decision that has been notified to any Company, whether judicial or regulatory; or

        (b)     result in a Material Adverse Effect.

5.4     POTENTIAL CONFLICTS OF INTEREST/AFFILIATES

        (a) Schedule 5.4(a) sets forth a list of any and all agreements entered into by one or more of the Companies with the Seller, Arbel, PSB or their Affiliates. Except as set forth in Schedule 5.4(a) hereto, neither the Seller, nor Arbel, nor PSB, nor any of their Affiliates:

                (i) holds, or has the option to acquire, directly or indirectly, a participation in a company or business which conducts business with the Companies as a supplier, purchaser, lessor, provider of services or in any other manner; or

                (ii) holds, or has the option to acquire, directly or indirectly, in whole or part, any assets or rights used by any Company for purposes of conducting its activities or which are necessary for the conduct of the business of any Company; or

                (iii) receives any remuneration from persons who provide goods or services to any Company, or from persons who purchase goods or services from any Company; or

                (iv) has made, or intends to make, a claim against any Company whether by virtue of a contract or by operation of law ; or

                (v) is owed any amounts by any Company by reason of a loan or for any reason; or

                (vi) employs or otherwise remunerates any person who is employed or otherwise remunerated by the Companies.

        (b) None of the Companies or their managers or employees have any liability in respect of Arbel Ingenierie, including without limitation in connection with its bankruptcy.

        (c) Other than pursuant to the agreements identified in Schedule 5.4(c), as from the Closing Date, the Companies will no longer be a party to or be bound by, or have any continuing obligations or owe any sums or amounts under, any contract or commitments with or in favor of the Seller, Arbel, PSB or any of their Affiliates, in particular in connection with the contracts listed in Schedule 5.4(a) hereto, such contracts having been terminated as of Closing without any indemnity, expenses or other sums whatsoever having been paid, and without any liability or further obligations of any kind, by the Companies and/or the Purchaser.

        (d) As at Closing, the Seller and/or Arbel and/or PSB and/or their Affiliates have paid to the Companies in full any and all outstanding amounts owed by Seller and/or Arbel and/or PSB and/or their Affiliates to the Companies. Anything in the foregoing or in the agreements listed in Schedule 5.4(a) to the contrary notwithstanding, as from January 1, 1998 until the Closing Date,
                (i) management fees paid to the Seller, Arbel, PSB or any Affiliates in respect of the Companies are equal in the aggregate to 1.75% of the consolidated turnover (chiffre d'affaires) of Cofimeta (excluding taxes) during such period; and (ii) the total amount of fees Cofimeta has billed to and received from Valfond in respect of services rendered by the Cofimeta sales department during such period is equal to two million French francs (FF 2,000,000) (excluding taxes) (x) multiplied by the number of months of the calendar year 1998 lapsed or started on the Closing Date and (y) divided by 12. If and to the extent the Seller, Arbel, PSB or their Affiliates together received more than the amount in (i) above in management fees from the Companies prior to Closing, the Seller reimbursed or caused to be reimbursed to Cofimeta the amount of such excess at the latest at the Closing.

5.5     FINANCIAL SITUATION

        (a) The Seller has delivered to the Purchaser a complete copy of (i) the audited financial statements (including the balance sheet, the profit and loss statements and annexes thereto) of each of the Companies and the unaudited consolidated financial statements (including the balance sheet, the profit and loss statements and annexes thereto) of the Companies reviewed by the auditors of the Companies, each as of and for the year ended on December_31, 1997 (hereinafter together the "1997
                Financial Statements"), and (ii) the unaudited financial statements (including the balance sheet, the profit and loss statements and the annexes thereto) of each of the Companies and the unaudited consolidated financial statements (including the balance sheet, the profit and loss statements and the annexes thereto) of the Companies, as of and for the period ended on June 30, 1998 (hereinafter together the "June 30, 1998 Financial Statements", and collectively with the 1997 Financial Statements, the "Financial Statements"). The 1997 Financial Statements and the June 30, 1998 Financial Statements are attached hereto as Schedule 5.5 (a).

        (b) The Financial Statements have been prepared according to the accounting principles and methods generally accepted in France applied on a consistent basis.

5.6     CURRENT OPERATIONS

        Each of the Companies has since July 1st, 1998, been managed in the ordinary course of business and "en bon pere de famille" and none of the Companies has made any material change in the conduct of its business or operations, nor entered into any transaction other than in the ordinary course of business consistent with past practices. Except as set forth in Schedule 5.6 hereto, since July 1st, 1998 each of the Companies have fully respected the covenants set forth in Section 4.1, as if Section
        4.1 applied as from July 1, 1998.

5.7     TAX, SOCIAL SECURITY AND CUSTOMS

        In respect of the period prior to June 26, 1997, the Companies do not have any liabilities for Taxes (as defined below) except as set forth in
        Schedule 5.7. In respect of the period starting on June 26, 1997, except as set forth in Schedule 5.7, all tax returns, reports, declarations of estimated tax and forms required to be filed on or before the Closing Date by or on behalf of the Companies with respect to any income, properties or operations of the Companies with any taxing, customs, welfare, social security or other social authority have been filed through the date hereof, or will be filed on or before the Closing Date in accordance with all applicable laws, and all taxes (including transfer, property, sales, withholding, income, value-added or customs, business, ad valorem, social security fees, governmental charges, welfare charges, or assessments, or social, welfare and other contributions, governmental insurance fees, governmental pension plan contributions, duties, charges, levies, contributions, penalties, interest and other charges) (collectively "TAXES" and each individually a "TAX") due under applicable law, whether or not reported or reflected on such returns, reports, declarations, and forms have been paid or reserved for in the Financial Statements. All Taxes that the Companies were required by law to withhold or collect have been duly withheld or collected, and, to the extent required, have been paid to the proper authority. Except as set forth in Schedule 5.7, there is no action, suit, proceeding, investigation, audit, examination or claim pending as of the date hereof against any of the Companies or, with respect to any Tax, nor has any claim for additional Tax been asserted by any such authority relating to the Taxes of the Companies.

5.8     COMPLIANCE WITH THE PLANS; LITIGATION

        (a) Without limiting Section 5.9, the Companies and the Seller have always complied with and are currently in compliance with all of the terms and conditions of the Plans.


        (b) Except for those items described in Schedule 5.8(b) hereto, none of the Companies is a party to any administrative, judicial or arbitration procedures. Schedule 5.8(b) also sets forth, as a matter of information only, the reserves in the Financial Statements for liabilities which may arise as a result of any procedures to which the Companies are a party, it being understood that the Seller does not make any representation whatsoever as to the accuracy of the amount of such reserves. Except as set forth in Schedule 5.8(b), none of the Companies is the subject of any written claim. None of the Companies has received any written notification of a proceeding or administrative investigation.

5.9     COMPLIANCE WITH LAWS

                The Companies have acted and currently act in conformity with the laws and binding decisions of competent authorities that are applicable to them or that relate to their assets or activities, except where such non-conformity has no Material Adverse Effect in respect of any of them.

5.10    CONTRACTS; NO CONFLICT

                (a) Schedule 5.10(a) hereto enumerates all of the contracts and agreements, to which any Company is a party or which are otherwise applicable to any Company and which were disclosed to the Purchaser (the "Contracts") divided into the categories referred to on the cover page of such schedule. No Company is a party to any other contracts or agreements which would require payment or receipt of payment in excess of FF 100,000. Copies of all of the Contracts have been delivered to the Purchaser and all such copies are true and complete.

                (b)     All of the Contracts are valid and enforceable.

                (c) No Contract is in violation of any Laws which are applicable thereto.

                (d) None of the Companies is in breach of the obligations contained in, or in default under, any of the Contracts and to the best of Seller's knowledge no other party to the Contracts is in breach of the obligations contained therein thus giving a third party a right to terminate or to require payment of an indemnity in excess of FF_100,000. No event has occurred which may, with due notice or the passage of time, or both, constitute a breach or default under any of the Contracts.

        5.11    REAL PROPERTY FIXTURES; PERSONAL PROPERTY AND EQUIPMENT

                (a) Real Property and Fixtures. Schedule 5.11(a) sets forth a true and complete list of all real properties which the Companies own, lease (including under "contrats de credits-bails"), use or have agreed or are obligated to purchase, sell or lease, which specifies in each case, if the concerned Company owns, leases, uses or has agreed or is obligated to purchase, sell or lease, such real property. The Companies have good and marketable title to all real properties shown in such Schedule as owned by them and good and transferable right to occupy and use all real estate shown in such Schedule as leased by them.

                (b) Technical Installations, Personal Property and Equipment. Schedule 5.11(b) sets forth a true and complete list of all personal property and equipments owned, leased or used by each of the Companies as at June 30, 1998 together with all changes in that list since that date. The Companies have good and marketable title to all personal property and equipment shown in such Schedule or owned by them and good and transferable rights to use all personal property and equipment shown in such Schedule or leased by them.

                (c) Sufficiency. The assets which are owned, leased or used by the Companies, currently and upon Closing, are sufficient to operate the business of the Companies as currently conducted.

        5.12    ENVIRONMENTAL MATTERS

                Except for matters described in the three environmental audit reports attached in Schedule 5.12,

                (a) the Companies and their respective operations have obtained and maintained in effect and currently hold all licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to the protection of the environment and to health and safety ("Environmental Laws") and have carried out all the formalities required under all Environmental Laws. The Companies have been operated in and are currently in compliance with all Environmental Laws and with all such licenses, permits and authorizations. None of the Companies has been subject to any inquiry, order, claim, injunction, complaint, sanction or penalty in connection with any Environmental Laws or any such license, permit or authorization. None of the Companies has performed or suffered any act which could give rise to, or has otherwise incurred, liability to any person (governmental or not) under any Environmental Laws, nor have any of the Companies received notice of such liability or any claim therefor or submitted notice to any governmental agency with respect to any of their respective assets;

                (b) there is no prohibition, injunction, restriction or limitation whatsoever, whether administrative or judicial, with regard to any Environmental Law, limiting the free disposal of the Companies' tangible personal or real property. There is no fact or circumstance likely to constitute the basis of such a prohibition, injunction, restriction or limitation;

                (c) except as set forth in Schedule 5.12(c) hereto, none of the Companies owns or operates any classified installation (installations classees) or any installation that may be subject to an authorization from the relevant administrative authorities, whether national or local;

                (d) except as set forth in Schedule 5.12(c), none of the property of the Companies has been used to treat or store any waste or substance on it and, in particular, no underground storage tanks have ever been located on any such property;

                (e) none of the Companies has transported, or caused to be transported, waste in a place or to a destination which might incur its liability or that of the beneficiary, or which might result in clean-up or refurbishment expenses of the sites or which, more generally, might result in damage to the environment or injury to persons;

                (f) none of the Companies has exposed any person or assets to hazardous materials, nor caused or allowed the emission, dispersion, discharge or deposit of any solid, liquid or gaseous substance causing a nuisance or pollution to the atmosphere, water, ground and subsoil, and to the fauna and flora nor the production of odors, noise, vibrations, waves, radiation or temperature variations;

                (g) none of the Companies is the subject of any complaint or of any judicial action or any judgment in the matter of damage to the environment currently pending or threatened before French, European Community and international courts, whether civil, administrative or criminal;

                (h) there are no polychlorinated biphenyls ("PCB's") in or at any property owned, leased, controlled or operated by the Companies;

                (i) none of the real properties owned, leased, controlled or operated by the Companies has had any friable asbestos or asbestos containing material in or on it;

                (j) except as listed in Schedule 5.12(j), there exist no environmental audits, reports, investigations or inspections nor do there exist any studies, analyses, surveys or tests carried out by or in the possession of the Companies or the Seller, PSB or Arbel or any of their Affiliates or their advisers or of which the Seller, PSB or Arbel or any of their Affiliates or the Companies or their advisers are aware pertaining to any matters covered by Section 5.12;

                             provided that, in respect of the period prior to
               June 26, 1997, the foregoing representations in this Section 5.12 are given to the best knowledge of the Seller.

         5.13  RECALLS

               Except as set forth in Schedule 5.13 hereto, none of the Companies has decided to recall or modify, for any alleged material hazard or alleged defect in design, manufacture or workmanship, any product which has been assembled or manufactured by any of the Companies before the present date and no customer has announced any recall or modification of any products involving any products manufactured or assembled by any of the Companies. Neither the Seller nor the Companies has any knowledge of a warranty claim, default or recall by a customer or any basis therefor.

         5.14  INTANGIBLE PROPERTY RIGHTS

               (a) Business ("Fonds de Commerce"). The "fonds de commerce" operated by each of the Companies are fully owned by them. Each such "fonds de commerce" has been lawfully and validly created, purchased or contributed and, except as set forth in Schedule 5.14(a) hereof, is free from any pledge, security, privilege or any other similar third party rights of any kind. None of the Companies has leased any business pursuant to a "location gerance".

               (b) Intellectual Property Rights. (i) All patents, patent applications, trademarks, trademark applications and registered copyrights ("IP Rights") which are owned by or licensed to each of the Companies are listed in
                        Schedule 5.14(b)(1). (ii) The IP Rights owned by each of the Companies are valid in the countries where registered and have been duly registered with the offices as identified in Schedule 5.14(b)(1) and have been properly maintained and renewed in accordance with all provisions of applicable law and regulations. (iii) Each of the Companies owns or has a valid license (for the territory stated in the license) to use the IP Rights needed to conduct their business as currently conducted. (iv) There are no claims or demands which have been asserted in writing by any third party to any of the Companies with respect to the IP Rights. (v) Except as described in Schedule 5.14(b)(2), none of the Companies has any obligation to pay royalties or other fees to third parties with respect to such IP Rights.

          5.15  OWNERSHIP AND LIENS

                Except as set forth in Schedule 5.15 hereto, all of the inventory and assets of the Companies reflected in the Financial Statements are free from any options or Liens, and the Companies have full ownership rights over them.

          5.16  BANK ACCOUNTS

                Schedule 5.16(b) contains a complete list of the name and address of all financial institutions with which the Companies have a line of credit or an account, indicating in each case the persons having the authority to draw on these lines of credit or use the accounts.

          5.17  SUPPLIERS AND CUSTOMERS

                Except (i) as set forth in Schedule 5.17 or (ii) in the ordinary course of business consistent with past practice, neither the Seller, nor Arbel nor PSB nor their Affiliates, nor any of the Companies has granted or committed itself, whether orally or in writing, to grant any discounts or rebates to any customers of the Companies which would be required to be paid by any of the Companies after June 30, 1998.

          5.18  LABOR AND EMPLOYMENT MATTERS

                (a) Except as set forth in Schedule 5.18(a), to the best knowledge of the Seller, the Companies conducted their business through June 26, 1997 in accordance with all applicable labor and employment Laws. Since June 26, 1997, the Companies have conducted and currently conduct their business in accordance with all applicable labor and employment Laws.

                (b) Schedule 5.8(b) contains a true and complete list of all Collective Bargaining Agreements (conventions collectives et accords d'entreprises ou conventions d'usages) by which the members of the personnel of the Companies are governed. Other than as set forth on
                        Schedule 5.18(b), no collective dismissals of the personnel have been notified to any of the employees of the Companies.

                (c) Schedule 5.18(c) sets forth the name and total remuneration (including in-kind benefits) of the ten
                        (10) most highly remunerated managers, employees and representatives ("VRP") of each Company. None of these persons has threatened in writing to end his or her position or relationship with the one of the Companies, and the Seller has no knowledge of any reason that could warrant the revocation of these managers for misconduct or termination of these employees or representatives for "faute grave" or "faute lourde".

          5.19  SUBSIDIES AND GOVERNMENTAL ASSISTANCE

                Except as set forth in Schedule 5.19 hereto, the Companies do not have or benefit from any governmental subsidies, be it national, regional, departmental or other that the Companies could be required to reimburse in whole or in part for any reason whatsoever and none of the Companies will be required to pay any indemnity or penalty of any nature whatsoever in connection therewith. Schedule 5.19 lists all of the amounts which have been, and all of the amounts which are to be, reimbursed by a governmental authority in respect of salaries paid by the Companies; all such amounts are the property of the Companies.

        5.20    INSURANCE

                (a) Except as set forth in Schedule 5.20 hereto, there is no claim by the Companies pending under the policies of title, liability, fire, casualty, business interruption, and other forms of insurance insuring the properties, assets and operations of business of the Companies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The coverage which the policies insure is normal and prudent in the industry relating to the specific activities exercised by the Companies.

                (b) The broker agreement dated April 16, 1997, between the Company and Cabinet Girardclos & Bry has been terminated at no cost to any of the Companies.

        5.21    CONTINGENT CLAIMS OR LIABILITIES

                There are no contingent claims or liabilities of any kind or nature against the Companies other than as set forth in the Financial Statements and the Schedules hereto.

        5.22    BROKERS

                All negotiations pertaining to the sale of the Shares and the agreements relating to such sale have been carried on in such a manner that no broker or other person acting on behalf of the Seller, Arbel, PSB, or their Affiliates shall have a valid claim against any of the Companies or against Purchaser and its shareholders for any broker's fee or finder's fee or similar compensation.

        5.23    COMPANIES DEBTS / PLAN INFORMATION

                (a)(i)  Continuation Plans Creditors.

                        Attached in Schedule 5.23(a)(i) hereto is a true and complete list of each creditor of the Companies which is subject to the Plans and for each such creditor (i) its name, (ii) its category (intercompany, bank, supplier or public authority), (iii) the repayment option applicable under the Plans, (iv) the principal amount payable (plus applicable interest rate if any) by the Companies to such creditor under the Plans as of December 31, 1997,
                        (v) any payment made to such creditor by the Companies and the date of such payment as well as any payment due which is to be made, (vi) any adjustment approved by the Commercial Court of Douai in the amount payable by the Companies to such creditor, (vii) the current balance of the amount payable by the Companies to such creditor,
                        (viii) the next payment due and the date thereof and
                        (ix) indicating whether or not the amount set forth in
                        (vii) has been challenged (conteste). All amounts and information contained in Schedule 5.23(a)(i) are true and accurate and none of the Companies has creditors subject to the Plans other than those listed in Schedule 5.23(a)(i) hereto.

                (a)(ii) Trade Debts (Valfond Purchase 1).

                        Attached in Schedule 5.23(a)(ii) hereto is a true and complete list of each creditor of the Companies whose debts (the "Trade Debts") were purchased by the Seller in 1997 and for each such creditor (i) its name, (ii) its category (intercompany, bank, supplier or public authority), (iii) the repayment option applicable under the Plans, (iv) the principal amount payable (plus applicable interest rate if any) by the Companies to such creditor under the Plans as of December 31, 1997,
                        (v) any payment made to such creditor by the Companies and the date of such payment as well as any payment due which is to be made, (vi) any adjustment approved by the Commercial Court of Douai on the amount payable by the Companies to such creditor, (vii) the current balance of the amount payable by the Companies to such creditor,
                        (viii) the next payment due and the date thereof and
                        (ix) the purchase price paid by the Seller to acquire the Trade Debts. All amounts and information contained in Schedule 5.23(a)(ii) are true and accurate. The Seller has good and marketable title to the Trade Debts and warrant their existence. The Seller is fully subrogated in the rights of the original creditor in respect of the Trade Debts. The Trade Debts have been duly approved (admises) for their entire amount by the Commercial Court of Douai and have not been challenged (contestees). The acquisition of the Trade Debts by the Seller was duly notified to the Companies in accordance with Article 1690 of the French Civil Code. None of such creditors is owed any amount by the Seller by reason of such transfer.

                (a)(iii) Purchased and Funded Debts (Valfond Purchase 2).

                        Attached in Schedule 5.23(a)(iii) hereto is a true and complete list of each creditor of the Companies subject to the Plans whose debts (the "1998 Debts") were purchased and paid for by the Seller in 1998 and for each such creditor (i) its name, (ii) its category (intercompany, bank, supplier or public authority),
                        (iii) the repayment option applicable under the Plans,
                        (iv) the principal amount payable (plus applicable interest rate if any) by the Companies to such creditor under the Plans as of December 31, 1997, (v) any payment made to such creditor by the Companies and the date of such payment as well as any payment due which is to be made, (vi) any adjustment approved by the Commercial Court of Douai on the amount payable by the Companies to such creditor, (vii) the current balance of the amount payable by the Companies to such creditor, (viii) the next payment due and the date thereof and (ix) the purchase price paid by the Seller to acquire the 1998 Debts. All amounts and information contained in Schedule 5.23(a)(iii) are true and accurate. The Seller has good and marketable title to the 1998 Debts and warrant their existence. The Seller is fully subrogated in the rights of the original creditor in respect of the 1998 Debts. The 1998 Debts have been duly approved (admises) for their entire amount by the Commercial Court of Douai and have not been challenged (contestees). The acquisition of the 1998 Debts by the Seller was duly notified to the Companies in accordance with Article 1690 of the French Civil Code. None of such creditors is owed any amount by the Seller by reason of such transfer.

                (a)(iv) Purchased Debts Subject to Funding.

                        Attached in Schedule 5.23(a)(iv) hereto is a true and complete list of each creditors of the Companies subject to the Plans with whom the Seller has, at the date of this Agreement, entered into a binding agreement for the acquisition of their debts but not paid them yet (the "Purchased But Not Funded Debts") and for each such creditor (i) its name, (ii) its category (intercompany, bank, supplier or public authority), (iii) the repayment option applicable under the Plans, (iv) the principal amount payable (plus applicable interest rate if any) by the Companies to such creditor under the Plans as of December 31, 1997, (v) any payment made to such creditor by the Companies and the date of such payment as well as any payment due which is to be made, (vi) any adjustment approved by the Commercial Court of Douai on the amount payable by the Companies to such creditor, (vii) the current balance of the amount payable by the Companies to such creditor, (viii) the next payment due and the date thereof, (ix) the purchase price to be paid for the acquisition of the Purchased But Not Funded Debts, the date the purchase price payment thereof is to be made being set forth in EXHIBIT A. When such Purchased But Not Funded Debts are paid, the Seller (or the Purchaser, after the assignment to the Purchaser by the Seller of its right to purchase the Purchased But Not Funded Debts), will have good and marketable title to the Purchased But Not Funded Debts and will be fully subrogated in the rights of the original creditor in respect of the Purchased But Not Funded Debts. All amounts and information contained in Schedule 5.23(a)(iv) are true and accurate. The Purchased But Not Funded Debts have been duly approved (admises) for their entire amount by the Commercial Court of Douai and have not been challenged (contestees). Attached to Schedule 5.23(a)(iv) hereto are true and complete copies of all the transfer agreements entered into by the Seller with respect to the Purchased But Not Funded Debts with the applicable creditors.

                (a)(v)  Remaining Debts.

                        Attached in Schedule 5.23(a)(v) hereto is a true and complete list of each creditor of the Companies subject to the Plans whose debts (the "Remaining Debts") are not included in the Trade Debts, the 1998 Debts and the Purchased But Not Funded Debts and for each such creditor (i) its name, (ii) its category (intercompany, bank, supplier or public authority), (iii) the repayment option applicable under the Plans, (iv) the principal amount payable (plus applicable interest rate if any) by the Companies to such creditor under the Plans, (v) any payment made to such creditor by the Companies and the date of such payment as well as any payment due which is to be made, (vi) any adjustment approved by the Commercial Court of Douai on the amount payable by the Companies to such creditor, (vii) the current balance of the amount payable by the Companies to such creditor,
                        (viii) the next payment due
        and the date thereof. All amounts and information contained in Schedule 5.23(a)(v) are true and accurate.

5.24    AUDIT INFORMATION

        The Seller represents that the Audit Information, other than the Financial Statements, is true, correct and not misleading. The Seller hereby confirms that no information has been withheld and that all information which is known to the Seller (after appropriate inquiry of the managers (cadres) of the Companies) and which may be material to a purchaser for value of the shares of the Companies has been disclosed in the Audit Information. Any such information which may be material to a purchaser for value of the shares of the Companies arising on or before the Closing Date will forthwith be disclosed in writing to the Purchaser.



                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Seller as follows:

6.1     ORGANIZATION

        Purchaser is a corporation in the process of being formed under the laws of France and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

6.2     AUTHORIZATION AND VALIDITY

        The execution and delivery of this Agreement by the Purchaser and the performance by Purchaser of the transactions contemplated herein have been duly authorized by all corporate actions on behalf of the Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Seller, constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms. Except for the consent of the Commercial Court of Douai, no consent of any third party (whether governmental or otherwise) is required by the Purchaser to consummate the transactions contemplated by this Agreement.

6.3     NO CONFLICT OR VIOLATION

        Neither the execution of this Agreement nor the performance of the transactions contemplated herein will (i) violate or conflict with the statuts of the Purchaser or (ii) violate or constitute a default under any material contract to which the Purchaser is a party or by which its assets or property are bound or any law or any order, judgment or rule of any governmental authority which is applicable to the Purchaser or its assets or property.

6.4     BROKERS

        All negotiations pertaining to the sale of the Shares and the agreements relating to such sale have been carried on in such a manner that no broker or other person acting on behalf of the

        Purchaser shall have a valid claim against the Seller for any broker's fee or finder's fee or similar compensation.



                                   ARTICLE VII

                            INDEMNIFICATION AGREEMENT

The Seller hereby undertakes to indemnify and hold harmless the Purchaser as set forth below.

7.1    INDEMNIFICATION

        (a) The parties agree that the Purchaser shall have no contractual rights to indemnification after Closing for any representation and warranty made by the Seller under any Section of Article V of this Agreement which is not referred to in Section 7.1(b)(i) or (ii).

        (b) The Seller undertakes to indemnify the Purchaser against and agrees to hold the Purchaser harmless from any and all damages, losses, liabilities or claims (collectively "Damages") incurred by the Companies and/or the Purchaser arising from:

                (i) any violation, contravention or breach of any covenants of the Seller set forth in Sections 4.3, 4.7 and 4.12 of this Agreement; or

                (ii) to the extent provided in Section 7.3 and 7.5 hereof, any incorrectness in, or breach of, any representation or warranty made by the Seller in Sections 5.1, 5.2, 5.3, 5.4, 5.6, 5.7, 5.8, 5.10, 5.11(c), 5.13, 5.15,
                        5.17, 5.18, 5.20(b), 5.22, 5.23 and 5.24, the Exhibits
                        and the Schedules annexed hereto in respect of such Sections or in any certificate or other document delivered or given pursuant to this Agreement.

7.2     CLAIM PROCEDURE

        All claims by the Purchaser under this Article VII shall be asserted as follows:

        (a) in the event that (A) any claim, demand or proceeding is asserted or instituted by any party other than the Purchaser hereto which could give rise to Damages for which the Seller would be liable to the Purchaser hereunder (such claim, demand or proceeding, a "Third Party Claim"), or (B) the Purchaser shall have a claim to be indemnified by the Seller which does not involve a Third Party Claim, the Purchaser shall (x) in the case of a Third Party Claim, within fifteen (15) days of the Companies' receiving actual notice of such Third Party Claim (unless failure to notify the Seller within such period would not materially prejudice the Seller's interests, in which case, the Purchaser shall with reasonable promptness), and (y) in the case of any other claim, with reasonable promptness, send to the Seller a written notice the nature of such claim or demand and the amount or estimated amount (which estimate shall not be conclusive of the final amount of such claim or demand) (a "Claim Notice").

        (b)     In the event of a Third Party Claim:

                (i) the Seller shall have the right, if it so notifies the Purchaser with sufficient promptness after the sending of the Claim Notice in order not to compromise the position of the Purchaser or the Companies, to defend the action or to pursue the claim.

                (ii) If the Seller has notified the Purchaser that it wishes to defend the action or to pursue the Third Party Claim, it will pursue the defense and claim reasonably and prudently and be assisted by counsel reasonably acceptable to the Purchaser. The Seller will regularly inform the Purchaser of the progress of such defense or such claim and, on request, shall provide it with all information or documentation as is necessary to enable it to consider the position. From and after the delivery of a Claim Notice hereunder, at the reasonable request of the Seller, the Purchaser shall grant the Seller and its representatives reasonable access to the books, records and properties of the Companies to the extent related to the matters to which the Claim Notice relates. The Seller will not, and shall require that its representatives do not, use or disclose to any third person other than its representatives (except in connection with such Claim Notice) any information obtained pursuant to this Section 7.2 which is designated as confidential by the Purchaser. If the Seller has notified the Purchaser that it will defend the action or pursue the claim, the Seller shall bear all costs and fees (including without limitation attorney's fees and expenses) it shall incur in respect of such defense or such claim.

                (iii) If the Seller notifies the Purchaser that the Seller does not wish to defend the action or pursue the claim or fails to do so in accordance with Section 7.2(b)(i) above, the Purchaser shall defend the action or pursue the claim on its own and shall pursue the defense or claim reasonably and prudently and be assisted by counsel reasonably acceptable to the Seller; the Seller shall bear all attorney's fees and expenses in respect of such defense or such claim.

                (iv) The Seller or the Purchaser, depending on which of them defends the action or pursues the claim, shall allow the other Party and its counsel to participate in the elaboration of the arguments which may need to be put forward and in the negotiations which may take place to reach an out-of-court settlement, it being understood that such other Party shall bear all fees and expenses of such additional counsel.

                (v) No compromise or settlement of a Third Party Claim shall be made without the prior written consent of both the Purchaser and the Seller, such consent not being unreasonably refused or delayed.

        (c) The liability of the Seller to the Purchaser in respect of Damages resulting from a Third Party Claim shall be indemnified pursuant to Section 7.1 regardless of which Party defends the action or pursues the claim.

        (d) In the event of a claim between the Parties which does not involve a Third Party Claim, the Party against which a definitive judgment is rendered in connection with such claim shall bear all costs and expenses of counsel of both Parties incurred in connection with such claim.

7.3    LIMITATIONS ON RELEVANT CLAIMS

        (a) No claim for indemnification under Section 7.1(b)(ii) (any such claim, a "Relevant Claim") may be made by the Purchaser against the Seller, and no payment in respect thereof shall be required, unless and only to the extent that:

                (i) the amount of Damages in respect of which the Seller is obligated to indemnify the Purchaser in respect of any such Relevant Claim exceeds FF 200,000 (the "Minimum Claim Amount") (it being understood that if the amount of such Damages shall exceed FF 200,000, the Seller's obligation to indemnify the Purchaser shall extend to the entire amount of such Damages, including the amount up to FF 200,000 subject however to clause (ii) below), and

                (ii) the cumulative and aggregate amount of all Damages in respect of which the Seller is obligated to indemnify the Purchaser under Section 7.3(a)(i) shall exceed the sum of FF 2,000,000 in the aggregate (it being understood that if the amount of such Damages shall exceed FF 2,000,000, the Seller's obligations to indemnify the Purchaser shall extend to the entire amount of such Damages, including the amount of FF 2,000,000);

                        provided, however, that for the purposes of Section 7.3(a)(i) above, in the event of a series of related claims based on the same or a similar set of facts or circumstances, the aggregate total of the Damages resulting from such series of claims shall be used only one time to determine whether the Minimum Claim Amount has been exceeded, whether or not the Damages resulting from an individual Relevant Claim would be less than the Minimum Claim Amount.

        (b) Notwithstanding any other provisions of this Agreement (but subject to Section 7.3(f) hereof), the maximum amount of Damages for which the Seller may be liable under this Agreement in respect of Relevant Claims shall not exceed FF 90,000,000.

        (c) Any Relevant Claims made under Section 5.7 hereof shall be reduced by taking into account any loss carry-forwards available to the Companies, provided that they do not relate to any management fees paid by any of the Companies for any reason whatsoever and provided further that they will be taken into account for their full amount for the application of Sections 7.3(a)(i) and 7.3.(a)(ii) hereof but shall not be taken into account for the application of Section 7.3. (b).

        (d) Except for representations and warranties made and given under Sections 5.1., 5.4., 5.7, 5.8, 5.18, 5.23 and 5.24 which are essential for the Purchaser and for which the Seller represents that they are true and accurate in all respects irrespective of any information contained in the Audit Information, no Relevant Claim may be made by the Purchaser against the Seller, and no payment in respect thereof shall be required in respect of facts contained in the Audit Information, provided that such facts are clearly disclosed in the documents contained in the Audit Information.

        (e) Damages at the level of a subsidiary of Cofimeta will not be counted a second time at the level of Cofimeta.

        (f) Notwithstanding the provisions of Sections 7.3(a) and 7.3(b), such Sections 7.3(a) and 7.3(b) shall not apply in the case of claims made in respect of Section 5.4.

7.4     INDEMNITY PAYMENT

        Subject to Section 7.8, any indemnity set forth in this Article VII will (subject to the next paragraph) be due and payable by the Seller within thirty days after the Purchaser has sent a Claim Notice, provided that, in the event of a Third Party Claim, the indemnity will be due and payable as soon as any Company is obligated to pay under the terms of the contract, applicable legislation or of a judgment.

        In the case of disagreement between the Parties hereto, the indemnity will be due by the Seller as soon as the liability has (i) been agreed in writing by the Parties or (ii) has been determined by a court decision in accordance with Section 8.14 hereof and the judgment provides for immediate execution.

        Any payment of an indemnity hereunder shall give rise to an interest charge computed at a rate of one month PIBOR plus 5% as from the later of (i) 30 days after the date the Claim Notice was received by the Seller or (ii) the date on which the Damages giving rise to the indemnity was incurred.

7.5     SURVIVAL

        (a) The representations and warranties of the parties hereto contained in the Sections of this Agreement which are not referred to in Sections 7.5(b)(i) or 7.5(b)(ii) below shall not survive the Closing.

        (b) The other representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until:

                (i) 36 months after the Closing or, if longer, the expiration date of the statute of limitations, for any indemnified liability with respect to the representations and warranties contained in Sections 5.1, 5.4, 5.7, 5.8(a), 5.18, 5.23 and 5.24 hereof ; and

                (ii) 15 months after the Closing Date for any indemnified liability with respect to the representations and warranties contained in Sections 5.2, 5.3, 5.6, 5.8(b), 5.10, 5.11(c), 5.13, 5.15, 5.17, 5.20 (b) and 5.22
                        hereof.

        (c) The covenants of the parties hereto contained in Sections 4.3, 4.7, and 4.12 and the agreements contained in Sections 7.7 and
                7.8 of this Agreement shall survive until the fifth anniversary of the Closing Date.

        (d)     The specific indemnity obligation of the Seller pursuant to
                Section 7.6 shall survive the Closing until the expiration date of the statute of limitations of the subject matter thereof.

7.6     SPECIFIC INDEMNITY

        The Seller hereby indemnifies the Purchaser and the Companies against and agrees to hold the Purchaser and the Companies harmless from any and all action, claim, demand, cause of action, judgment, loss, liability or commitment by or in respect of Arbel or PSB or any Affiliates thereof or any personnel of Arbel or PSB or their Affiliates, including without limitation in connection with the Arbel Debt, the repayment and/or the setting off thereof pursuant to the debt transfer and set-off agreement referred to in Section 3.1(vi) and/or any other payment by Arbel or its Affiliates to the Companies and with the uncollectability of any receivable due from Arbel or PSB or any of their Affiliates to any of the Companies and/or with any transfer by Arbel and/or PSB of their shares in Cofimeta to the Seller prior to or at the Closing; this indemnity also includes, any damage, loss, liability and expenses incurred by the Companies and/or the Purchaser (including attorney's fees and expenses in connection with any action, suit or proceeding to the same extent as provided in Section 7.2(b)) in connection with the foregoing. None of the limitations set forth in Sections 7.3(a) and 7.3(b) shall apply to this Section.

7.7     GUARANTEE

        The Seller hereby covenants to deliver to the Purchaser, within five days of any notification of default sent to the Seller under the FF 275,000,000 Term Loan Agreement dated April 30, 1997, among the Seller (as Borrower), Merrill Lynch International (as Arranger), Merrill Lynch Capital Markets Bank Limited (as Original Lender), Bankers Trust Company (as Agent) and Banque Arjil et Cie (as Arranger and Financial Adviser to Borrower), a guarantee from a reputable French bank reasonably acceptable to the Purchaser in a maximum amount of FF 90,000,000 in the form of EXHIBIT XVIII in favor of Purchaser in order to secure the Seller's obligations to the Purchaser.

7.8.    OTHER GUARANTEES

        As soon as possible following the sending of any Notice of Claim, the Purchaser shall furnish to the Seller the information in its possession (the "Information") which permitted the Purchaser to estimate the amount of the indemnification claim. In connection with each such indemnification claim, the Seller agrees to furnish to the Purchaser a bank guarantee (the "Guarantee") from a reputable French bank in the form of EXHIBIT XVIII mutatis mutandis in accordance with the following procedure.

        The Parties shall consult each other in order to establish by common agreement the amount of such estimate, which will be the subject of the Guarantee. In the absence of an agreement between the Parties on such estimate within fifteen Business Days of the sending of the Information by the Purchaser, the Guarantee furnished shall be in the amount of the estimate furnished by the Purchaser, reduced by any payment by the Seller to the Purchaser in connection with such indemnification claim. The Seller agrees in any event to furnish the Guarantee within twenty Business Days from the sending of the Information by the Purchaser. The total of the Guarantees pursuant to this Section 7.8 and the guarantee issued pursuant to Section 7.7 shall not exceed FF 90,000,000.

        In the event of failure by the Seller to perform the obligations under the foregoing clauses of this Section 7.8, the Purchaser shall not be obligated to make the part of the Third Deferred Payment corresponding to the amount of the Guarantee which shall not have been furnished by the Seller pursuant to the foregoing clauses of this Section 7.8, as long as the said Guarantee is not furnished to the Purchaser.





                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

8.1     AGREEMENT INTEGRATION

        The present Agreement constitutes the entire agreement between the Parties and their respective groups concerning the subject matter hereof and supersedes all prior agreements, undertakings, negotiations, discussions or representations of any kind whatsoever, whether oral or written, of the Parties and their respective groups and the representatives thereof. The present Agreement may not be modified except by written agreement which carries a date subsequent to the date of the present Agreement and is duly signed by the parties hereto.

        Any and all information disclosed in any Schedule to this Agreement other than Schedules 5.1(a), 5.1(c)(i), 5.1.(c)(ii), 5.1(d), 5.4(a),
        5.4(c), 5.7, 5.8, 5.18(a), 5.18(b), 5.18(c) 5.23(a)(i), 5.23(a)(ii),
        5.23(a)(iii) and 5.23(a)(iv), shall be deemed made and disclosed with respect to each and every representation other than those contained in Sections 5.1, 5.4, 5.7, 5.8, 5.18 and 5.23.

8.2     NOTICES

        All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if delivered personally or sent by registered mail return receipt requested or by telegram or by facsimile transmission confirmed by registered mail return receipt requested to the parties at the following addresses:

     (a) If to the Seller:    Groupe Valfond
                              100/102 rue de Villiers
                              92309 Levallois-Perret Cedex
                              France
                              Attention: President
                              Fax: 01 47 58 27 50

            with a copy to:   Stibbe Simont Monahan Duhot & Giroux
                              154 rue de l'Universite
                              75007 Paris
                              France
                              Attention: Christian Nouel, Esq.
                              Fax: 00 33 1 40 62 20 62


     (b) If to the Purchaser: Oxford Automotive France
                              c/o Oxford Automotive, Inc.
                              2000 North Woodward Ave., Suite 130
                              Bloomfield Hills, Michigan, 48304-2254
                              USA
                              Attention: Vice Chairman
                              Fax: 00 1 248 540 7501


            with a copy to:   Salans Hertzfeld & Heilbronn
                              9, rue Boissy d'Anglas
                              75008 Paris, France
                              Attention: John G. Speers, Esq.
                              Fax: (33) 1.42.68.15.45

     or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others. No change in any of such addresses shall be effective insofar as notice under this Section 8.2 are concerned unless notice of such changes shall have been given to such other parties hereto as provided in this Section 8.2.

8.3  TERMINATION

     (a)        This Agreement may be terminated at any time prior to the
                Closing:

                (i) by either Party if the Closing shall not have been consummated on or before January 15, 1999 and such failure to consummate is not the result of a breach of this Agreement by the terminating party or the failure of the terminating party to fulfill a condition to Closing; or

                (ii) by either the Seller or the Purchaser if there shall be any law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any non appealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

                        The Party desiring to terminate this Agreement pursuant to clauses 8.3(a) shall give notice to the other Party.

                (b) Neither Party nor their respective groups shall have any liability to the other as a result of termination of this Agreement pursuant to this Section 8.3, except any such liability resulting from a breach of a representation, warranty or covenant by either Party pursuant to this Agreement which is applicable to such Party prior to Closing.

8.4     COSTS AND EXPENSES

        Each party shall pay its own costs and expenses (including without limitation any and all taxes, professional fees and expenses) in relation to the negotiation, preparation, execution and carrying into effect of this Agreement (whether or not the transactions contemplated hereunder are consummated) and any other agreements relating to the sale of the Shares and the Trade Debts (whether or not the transactions contemplated hereunder are consummated), and shall not seek or be entitled to reimbursement of any such costs and expenses from the other party. In its capacity as selling shareholder, the Seller has borne all costs and fees incurred in relation with the transactions contemplated by this Agreement which would normally be borne by a selling shareholder (including without limitation any and all fees and expenses of legal and accounting advisers which are not acting for the Purchaser, fees and expenses in connection with the renegotiation of the Renegotiated Debts and any similar expenses). In the event that any of these costs or fees have been paid by the Companies as from July 2, 1998, the Seller shall reimburse the Companies without delay for any and all such amounts so advanced by the Companies. The cost of all environmental studies undertaken in connection with the transactions contemplated by this Agreement shall be shared equally by the Seller and the Purchaser.

        Notwithstanding the foregoing, any transfer or registration tax of any kind required in connection with the consummation of the transactions contemplated by this Agreement shall be borne by the Purchaser.

8.5     ASSIGNMENT; AMENDMENT

               (a) Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, however, that this Agreement (including one or more of the other agreements contemplated hereby) may be assigned, in whole or in part, by Purchaser without the prior written consent of Seller to a majority-owned subsidiary of Purchaser (including in the case of the purchase of the Trade Debts, Cofimeta), provided that Purchaser shall continue to be jointly and severally bound by all the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such subsidiary fails to do so. This Agreement shall be binding upon, and, subject to the terms of the foregoing sentence, inure to the benefit of, the parties, their successors, legal representatives and assigns.

(b) Amendments. Any assignment in violation of this Article<-1- 95>8.5 shall be null and void. No alteration of, amendment to or waiver of any of the provisions of the Agreement shall be binding on any of the Parties unless it is written and executed by a duly authorized representative of each of the Parties.

8.6     POST CLOSING COOPERATION

(a) Collection of Debts. As from the Closing Date, the Parties shall use their best efforts to take, or cause to be taken, all such further actions and to do, or cause to be done, all such additional things necessary, proper or advisable consistent with all applicable Laws to ensure that any sums due to the Companies by any customer and collected by the Seller, Arbel, PSB or their Affiliates are remitted to the Companies in question without delay. As from the Closing Date, any sums due to the Companies and collected by the Seller, Arbel, PSB or their Affiliates shall bear interest payable to the Companies and computed at a rate of one month PIBOR plus three percent (3%) as from their date of collection by the Seller, Arbel, PSB or their Affiliates through their date of remittance to the Companies. In connection therewith, the Purchaser and the Purchaser's accountants shall at all time have reasonable access to the accounting and other records, and to the personnel employed by or others working on behalf of the Seller, Arbel, PSB or their Affiliates and to the work papers of the accountants thereof in order to audit and verify that any and all amounts due to the Companies and collected by the Seller Arbel, PSB or their Affiliates are remitted to the Companies in compliance with the provisions of this Section. In addition, the Seller shall upon Closing cause all customers to be informed that all payments due to the Companies should be remitted directly to the relevant Companies as from the Closing Date.

(b) Document, Data and Access. After the Closing, the Seller shall cause all business, accounting, legal, financing, technical documents and information or data pertaining to the Companies in its possession or in the possession of Arbel, PSB or their Affiliates and which have not already been delivered to the Purchaser or the Companies to be delivered to the Purchaser or the Companies upon request of the Purchaser or the Companies. In connection therewith, the Seller shall ensure that the Purchaser and the Companies shall at all time have reasonable access to the records of the Seller, Arbel, PSB and their Affiliates and to the personnel employed by or others working on behalf of such companies to obtain such information, documents or data.

8.7     PREAMBLE

        The provisions contained in the Recitals hereto form an integral part of this Agreement.

8.8     WAIVER

        No refusal or delay on the part of one party to exercise its rights under this Agreement shall be considered to be a waiver of such rights or other rights in the future.

8.9     CONFIDENTIALITY

        During the period from the date hereof through the Closing Date (or in the event of termination of this Agreement pursuant to Section 8.3, then through April 15, 2000), the Parties (together with, in the case of the Seller, Arbel, PSB and their Affiliates) and their respective advisers shall maintain confidential the non public information communicated between them in connection with this Agreement.

        If any disclosure of such information is required by applicable Laws, the Party required to make the disclosure will notify the other immediately and the Parties will consult in good faith as to the steps which may be taken to prevent or limit the effects of such disclosure.

        Notwithstanding the foregoing, each Party will have the right to disclose and any such information obtained by such Party in connection herewith, in connection with its defense of its interests in any litigation with the other Party under this Agreement.

8.10    STOCK EXCHANGE AUTHORITIES

        Except as required by law or regulation in the U.S. or France, the Parties agree that any announcement with respect to the transactions contemplated in this Agreement shall be mutually agreed upon between the Parties before issuance.

8.11    BOARD OF DIRECTORS OF COFIMETA

        The Parties will consult as to whether it serves the interests of the Companies to have a representative of the Seller sit on the Board of Directors of Cofimeta as from Closing for a period to be determined; if the Parties agree that it does, Valfond will nominate such a representative acceptable to the Purchaser for that period.

8.12    VALIDITY

        The terms and conditions of this Agreement reflect the intentions of the Parties hereto in respect of the subject matter hereof. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the continuation in force of the remainder of this Agreement. Furthermore, in lieu of any such invalid, illegal or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable. Without limiting the foregoing, if any covenants contained in this Agreement, or any part thereof, is held to be invalid, illegal or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, said provision shall then be valid, legal and enforceable.

8.13    LANGUAGE

        This Agreement has been entered into in the French language, which is the definitive version. An English version has been prepared for the convenience of the Parties.

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

8.14    GOVERNING LAW; LITIGATION

        This Agreement shall be governed by French law.

        All disagreement or difficulties arising between the parties relative to the validity, interpretation or execution of the Agreement shall be submitted to the commercial courts of Paris, France.



Signed in two originals

In Paris,

on [_____________]



THE SELLER                                       THE PURCHASER

GROUPE VALFOND S.A.                              OXFORD AUTOMOTIVE FRANCE SAS





-----------------------                          -------------------------

By: Mr. Herve Guillaume                          By: Mr. Hubert Mauroy

                                LIST OF EXHIBITS



 EXHIBIT I:                   Ownership of Shares

 EXHIBIT II:                  Plans and Judgments

 EXHIBIT III:                 Form of the Guarantee by the Purchaser

 EXHIBIT IV:                  Forms of promissory notes for the First, Second and Third Deferred
                              Payments

 EXHIBIT V:                   Form of promissory notes for the unpaid principal of the Trade Debts

 EXHIBIT A:                   Method of calculating the Purchased But Not Funded Debts Purchase
                              Price and the Purchased Remaining Debts Purchase Price

 EXHIBIT VI:                  Form of Trade Debts transfer agreement

 EXHIBIT VII:                 Closing Deliveries

 EXHIBIT VIII:                Seller's Certificate (Representations and warranties)

 EXHIBIT IX:                  Resigning Persons

 EXHIBIT X:                   Cofimeta Debt transfer and set-off agreement

 EXHIBIT XI:                  Non-competition agreement forms

 EXHIBIT XII:                 Amendments to the offices sub-lease agreements

 EXHIBIT XIII:                Form of representation letters

 EXHIBIT XIV:                 Form of Waiver in respect of the Arbel management fees

 EXHIBIT XV:                  Original approved budget for 1998

 EXHIBIT XVI:                 Agenda of the shareholders' meetings

 EXHIBIT XVII:                Documents and information constituting the Audit Information

 EXHIBIT XVIII:               Form of the Guarantee by the Seller.



                                       44